Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Good Quarterly Revenues and Profits

October 21, 2025, Bellevue, Washington – “PACCAR delivered good revenues and net income in the third quarter of 2025. Peterbilt, Kenworth and DAF’s excellent trucks contributed to the good results,” said Preston Feight, chief executive officer. “PACCAR Parts and PACCAR Financial Services continued to deliver excellent performance and strong profits. I am very proud of our employees and dealers who delivered outstanding trucks and transportation solutions to our customers.”

PACCAR achieved net income of $590.0 million ($1.12 per diluted share) in the third quarter of this year compared to $972.1 million ($1.85 per diluted share) earned in the same period last year. Third quarter revenues were $6.67 billion, compared to $8.24 billion reported in the third quarter of 2024.

PACCAR’s net income in the first nine months of 2025 was $1.82 billion ($3.45 per diluted share), including the $264.5 million after tax non-recurring charge related to civil litigation in Europe. PACCAR achieved adjusted net income (non-GAAP)1 of $2.08 billion ($3.95 per diluted share) in the first nine months of 2025. Net sales and financial services revenues for the first nine months of 2025 were $21.62 billion.

Feight added, “The new Section 232 truck tariffs that are scheduled to begin in November should bring clarity to the market in the coming months. PACCAR is proud to produce over 90% of its U.S. sold trucks in Texas, Ohio and Washington.”

Financial Highlights – Third Quarter 2025

Highlights of PACCAR’s financial results for the third quarter of 2025 include:

•
Consolidated net sales and revenues of $6.67 billion.
•
Consolidated net income of $590.0 million.
•
Global truck deliveries of 31,900 units.
•
Record PACCAR Parts revenues of $1.72 billion.
•
PACCAR Parts pretax income of $410.0 million.
•
PACCAR Financial Services pretax income of $126.2 million.
•
Capital investments of $156.0 million and R&D expenses of $111.0 million.
•
Cash generated from operations of $1.53 billion.

_________________

1 See attached supplementary information on non-GAAP financial measures.

Financial Highlights – Nine Months 2025

Highlights of PACCAR’s financial results for the first nine months of 2025 include:

•
Consolidated net sales and revenues of $21.62 billion.
•
Consolidated net income of $1.82 billion and adjusted net income of $2.08 billion.
•
PACCAR Parts pretax income of $1.25 billion.
•
PACCAR Financial Services pretax income of $370.5 million.
•
Capital investments of $549.0 million and R&D expenses of $339.3 million.
•
Cash generated from operations of $3.27 billion.

Global Truck Markets

U.S. and Canada Class 8 truck industry retail sales in 2025 are estimated to be in a range of 230,000-245,000 vehicles. Class 8 truck industry retail sales for 2026 are expected to increase to a range of 230,000-270,000 vehicles. “Kenworth and Peterbilt’s 30.3% market share this year reflects the superior quality and operating performance of our trucks,” said Kevin Baney, PACCAR executive vice president.

Peterbilt 579 Truck

European truck industry registrations in the above 16-tonne segment are estimated to be in the range of 275,000-295,000 trucks this year, and in the range of 270,000-300,000 trucks in 2026. “DAF trucks’ aerodynamic, fuel-efficient vehicles and unparalleled driver comfort improves customers’ operational performance,” said Bart Bosmans, DAF sales director. “The DAF XF truck was named ‘Fleet Truck of the Year’ at the prestigious Motor Transport Awards ceremony in London in the third quarter, with one judge noting a 7-8% higher fuel efficiency over competitors’ trucks in his fleet.”

DAF
DAF TRANSPORT EFFICIENCY
POWERING YOUR SUCCESS
DAF

DAF XF Truck

The South American above 16-tonne truck market is projected to be in a range of 95,000-105,000 units this year, and in a similar range in 2026. Lance Walters, PACCAR assistant vice president of South America, noted, “South American customers appreciate DAF and Kenworth trucks’ industry-leading durability and reliability.”

Kenworth Launches T880S High Horsepower Vocational Truck

Kenworth enhanced its vocational truck leadership with the introduction of a new vehicle configuration for heavy-haul, logging, and other high horsepower applications. The Kenworth T880S features a set-forward front axle configuration with longer cab length to optimize weight distribution and bridge law compliance, and a powertrain with up to 605 hp and 2,050 lb.-ft. of torque. The truck sets a new benchmark in durability, power and bold styling.

Kenworth T880S High Horsepower Vocational Truck

PACCAR Parts Achieves Strong Revenues and Pretax Profits

PACCAR Parts achieved increased pretax profit of $410.0 million in the third quarter of 2025, compared to $406.7 million earned in the third quarter of 2024. Third quarter 2025 revenues were $1.72 billion, compared to $1.66 billion achieved in the third quarter last year. PACCAR Parts achieved pretax profit of $1.25 billion in the first nine months of 2025 compared to $1.28 billion reported in the first nine months of 2024. PACCAR Parts’ nine-month revenues were $5.14 billion, compared to $5.00 billion achieved in the same period last year. “PACCAR Parts provides excellent aftermarket parts and transportation solutions,” noted Bryan Sitko, PACCAR vice president and PACCAR Parts general manager. “Technology solutions such as Managed Dealer Inventory, connected trucks and innovative programs such as Fleet Services provide a comprehensive framework that delivers a myriad of benefits to our customers.”

PACCAR Parts’ 20 global parts distribution centers (PDCs), with over 3.9 million square feet, support more than 2,000 DAF, Kenworth and Peterbilt sales, parts and service locations, and more than 350 TRP stores. PACCAR will open a new 180,000 sq. ft. PDC in Calgary, Canada, next year, to expedite parts delivery to dealers and customers in the region.

PACCAR Parts Distribution Center, Calgary, Canada (Rendering)

PACCAR Financial Services Companies Achieve Very Good Results

PACCAR Financial Services (PFS) earned pretax income of $126.2 million in the third quarter this year compared to $106.5 million in the third quarter of 2024. PFS achieved third quarter 2025 revenues of $565.3 million compared to $536.1 million in the same period last year. For the first nine months of 2025, PFS earned pretax income of $370.5 million compared to $331.6 million last year. Nine-month revenues were $1.64 billion compared with $1.56 billion for the same period a year ago. Craig Gryniewicz, PACCAR vice president, said, “PFS achieved very good third quarter results due to its high-quality portfolio and an improving used truck market. PFS is a leader in the market with its superior Kenworth, Peterbilt and DAF products, innovative technologies that provide seamless credit application and loan servicing processes, and its support of customers in all phases of the business cycle.” PFS will open a used truck center in Warsaw, Poland, this year, to increase the sale of used trucks in Central Europe.

PFS has a portfolio of 229,000 trucks and trailers, with total assets of $23.02 billion. PacLease, a major full-service truck leasing company with a fleet of 39,000 vehicles, is included in this segment. Terren Drake, PACCAR Financial Corp. president said, “PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS issued $2.37 billion of medium-term notes during the first nine months of the year in support of growing market share. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.”

Capital Investments and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $9.1 billion in new and expanded facilities, innovative products and new technologies during the past decade. PACCAR invested $156.0 million in capital projects and $111.0 million in research and development expenses in the third quarter of 2025. Brice Poplawski, senior vice president and chief financial officer, said, “Capital expenditures are projected to be in the range of $750-$775 million and research and development expenses are estimated to be in the range $450-$465 million in 2025. PACCAR estimates that it will invest $725-$775 million in capital projects and $450-$500 million in research and development expenses in 2026. PACCAR is investing in exciting next generation clean diesel and alternative powertrains, integrated connected vehicle services, expanded manufacturing capabilities, and advanced driver assistance systems that create value for customers.”

PACCAR’s new $35 million, 50,000 square foot engine remanufacturing facility in Columbus, Mississippi, will open next year.

PACCAR Engine Remanufacturing Facility in Columbus, MS

Electric Battery Cell Factory and AI Investments

PACCAR’s battery joint venture, Amplify Cell Technologies, has made good progress constructing its 2.6 million sq. ft. battery factory in Byhalia, Mississippi. PACCAR plans to deploy Amplify’s lithium-iron-phosphate batteries in Kenworth, Peterbilt and DAF hybrid and battery electric trucks. The factory is targeting start of battery cell production in 2028.

Amplify Cell Technologies Battery Factory, Byhalia, MS

PACCAR is harnessing the power of artificial intelligence (“AI”) to reduce operational costs and enhance performance for PACCAR and its customers. "By leveraging AI, PACCAR has reduced the time and cost of upgrading its IT infrastructure," said John Rich, PACCAR's senior vice president and chief technology officer. "Our predictive analytics technology utilizes AI to forecast and implement vehicle service parameters, thereby enhancing vehicle uptime for our customers."

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 21, 2025, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through October 28, 2025. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS (Unaudited)

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025		2024
Truck, Parts and Other:
Net sales and revenues	$6,106.5	$7,703.8	$19,983.0		$24,201.1
Cost of sales and revenues	5,345.4	6,427.7	17,231.8		19,873.8
Research and development	111.0	115.0	339.3		337.6
Selling, general and administrative	140.3	144.3	422.8		434.6
Interest and other (income) expenses, net	(16.8)	(24.3)	299.5	(1)	(74.9)

Truck, Parts and Other Income Before Income Taxes	526.6	1,041.1	1,689.6		3,630.0

Financial Services:
Revenues	565.3	536.1	1,641.0		1,555.2
Interest and other	362.7	365.0	1,068.2		1,051.4
Selling, general and administrative	39.9	42.2	118.3		122.0
Provision for losses on receivables	36.5	22.4	84.0		50.2

Financial Services Income Before Income Taxes	126.2	106.5	370.5		331.6
Investment income	90.8	108.7	258.5		290.0

Total Income Before Income Taxes	743.6	1,256.3	2,318.6		4,251.6
Income taxes	153.6	284.2	499.7		961.6

Net Income	$590.0	$972.1	$1,818.9		$3,290.0

Net Income Per Share:
Basic	$1.12	$1.85	$3.46		$6.26
Diluted	$1.12	$1.85	$3.45		$6.25

Weighted Average Shares Outstanding:
Basic	525.9	525.4	525.9		525.2
Diluted	526.7	526.5	526.8		526.5

Dividends declared per share	$.33	$.30	$.99		$.87

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2025	2024
	(Unaudited)
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$9,068.6	$9,649.9
Trade and other receivables, net	2,090.0	1,933.8
Inventories, net	2,296.9	2,367.1
Property, plant and equipment, net	4,442.4	3,985.6
Other assets	3,282.8	3,071.0
Financial Services Assets	23,020.5	22,411.5

	$44,201.2	$43,418.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,383.9	$8,333.2
Financial Services Liabilities	17,448.7	17,578.8
STOCKHOLDERS' EQUITY	19,368.6	17,506.9

	$44,201.2	$43,418.9

Common Shares Outstanding	525.2	524.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS (Unaudited)

(in millions)

Nine Months Ended September 30,	2025	2024
OPERATING ACTIVITIES:
Net income	$1,818.9	$3,290.0
Depreciation and amortization:
Property, plant and equipment	297.3	300.2
Other assets	320.9	393.5
Net change in trade receivables, inventory and payables	6.6	376.0
Net decrease (increase) in wholesale receivables on new trucks	714.9	(837.4)
All other operating activities, net	112.9	(327.1)

Net Cash Provided by Operating Activities	3,271.5	3,195.2

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(553.1)	(605.3)
Acquisitions of equipment for operating leases	(467.2)	(637.4)
Net increase in financial services receivables	(860.8)	(1,266.2)
Net increase in marketable debt securities	(84.5)	(641.9)
Proceeds from asset disposals and other	452.2	395.5

Net Cash Used in Investing Activities	(1,513.4)	(2,755.3)

FINANCING ACTIVITIES:
Payments of cash dividends	(2,093.7)	(2,131.1)
Purchases of treasury stock	(35.2)	(4.5)
Proceeds from stock compensation transactions	31.1	45.3
Net (decrease) increase in debt and other	(590.0)	1,323.9

Net Cash Used in Financing Activities	(2,687.8)	(766.4)
Effect of exchange rate changes on cash	172.8	(6.0)

Net Decrease in Cash and Cash Equivalents	(756.9)	(332.5)
Cash and cash equivalents at beginning of period	7,060.8	7,181.7

Cash and cash equivalents at end of period	$6,303.9	$6,849.2

PACCAR Inc

SEGMENT AND OTHER INFORMATION (Unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025		2024
Sales and Revenues:
Truck	$4,381.4	$6,027.0	$14,850.3		$19,145.8
Parts	1,724.6	1,657.6	5,135.4		4,997.8
Financial Services	565.3	536.1	1,641.0		1,555.2
Intersegment Eliminations and Other	.5	19.2	(2.7)		57.5

	$6,671.8	$8,239.9	$21,624.0		$25,756.3

Pretax Profit:
Truck	$102.5	$630.8	$776.2		$2,349.7
Parts	410.0	406.7	1,253.0		1,276.3
Financial Services	126.2	106.5	370.5		331.6
Investment Income and Other	104.9	112.3	(81.1)	(1)	294.0

	$743.6	$1,256.3	$2,318.6		$4,251.6

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024
United States and Canada	$3,980.4	$5,061.6	$13,356.2	$16,315.1
Europe	1,676.5	1,605.5	4,916.3	5,155.7
Other	1,014.9	1,572.8	3,351.5	4,285.5

	$6,671.8	$8,239.9	$21,624.0	$25,756.3

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024
United States and Canada	17,100	25,900	62,300	84,100
Europe	10,100	10,000	31,100	33,100
Other	4,700	9,000	17,900	24,200

	31,900	44,900	111,300	141,400

(1) Includes a $350.0 million charge related to civil litigation in Europe (EC-related claims) in the first quarter 2025.

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

On July 19, 2016, the European Commission (EC) concluded its investigation of all major European truck manufacturers and reached a settlement with the Company. Following the settlement, legal proceedings seeking damages were filed against all major European truck manufacturers. In the first quarter of 2023, the Company recorded a pre-tax charge of $600.0 ($446.4 after-tax) for the estimable total cost. Several courts have issued judgments; some have been favorable while others have been unfavorable and have been appealed. The Company has settled with the majority of claimants and continues to pursue appropriate resolutions. Due to higher settlement costs, the Company updated its estimate and recorded an additional pre-tax charge of $350.0 ($264.5 after-tax) for the total estimable remaining costs in Interest and other (income) expenses, net in the first quarter of 2025.

The Company utilizes these non-GAAP measures to allow investors and management to evaluate operating trends by excluding a significant charge that is not representative of company performance.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Nine Months Ended
($ in millions, except per share amounts)	September 30, 2025
Net income	$1,818.9
EC-related claims, net of taxes	264.5
Adjusted net income (non-GAAP)	$2,083.4
Per diluted share:
Net income	$3.45
EC-related claims, net of taxes	.50
Adjusted net income (non-GAAP)	$3.95